Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FX REAL ESTATE AND ENTERTAINMENT INC.
     The undersigned, for the purpose of amending and restating the Certificate of Incorporation of FX Real Estate and Entertainment Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does certify that:
     1. The present name of the Corporation is FX Real Estate and Entertainment Inc. The Corporation was originally incorporated on June 15, 2007 under the name of FX Luxury Real Estate, Inc. and changed its name to FX Real Estate and Entertainment Inc. on August 20, 2007.
     2. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, as initially filed and heretofore amended.
     3. The Certificate of Incorporation of the Corporation, as originally filed and heretofore amended, shall at the effective time of this Amended and Restated Certificate of Incorporation, read as follows:
          First: The name of the corporation is FX REAL ESTATE AND ENTERTAINMENT INC. (the “Corporation”).
          Second: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle. The name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.
          Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
          Fourth: The total number of shares which the Corporation shall have authority to issue is 375,000,000 shares of capital stock consisting of 300,000,000 shares of common stock, $0.01 par value per share (“Common Stock”) and 75,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”).
     Except as otherwise provided in this Amended and Restated Certificate of Incorporation, authority is hereby vested in the Board of Directors of the Corporation from time to time to provide for the issuance of shares of one or more series of Preferred Stock and in connection therewith to fix by resolution or resolutions providing for the issue of any such series, the number of shares to be included therein, the voting powers thereof, and such of the designations, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions of each such series, including, without limitation, dividend rights, voting rights, rights of redemption, or conversion into Common Stock rights, and liquidation preferences, to the fullest extent now or hereafter permitted by the Delaware General Corporation Law and any other provisions of this Amended and Restated Certificate of Incorporation. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such class or series then outstanding) the number of shares of any such class or series subsequent to the issuance of shares of that class or series.
     Upon the effectiveness of this Amended and Restated Certificate of Incorporation, each share of Common Stock, $0.01 par value per share, of the Corporation outstanding as of the close of business on the day prior to the date of such effectiveness shall be reclassified on a basis of 194,515.758 shares of Common Stock for each share of Common Stock outstanding and, accordingly, each share of Common Stock, $0.01 par value per share, of the Corporation outstanding as of the close of business on the day prior to the date of such effectiveness, shall, without further action by the Corporation or any stockholder, be deemed to represent 194,515.758 shares of Common Stock, $0.01 par value per share.
          Fifth: The Corporation is to have perpetual existence.
          Sixth: The Corporation expressly elects not to be subject to the provisions of Section 203 of the Delaware General Corporation Law.
          Seventh: No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.
          Eighth: Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors of the Corporation, if there is one, by the President, or by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The term “Whole Board” shall mean the total number of authorized directorships (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).
          Ninth: The Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.
          Tenth: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall otherwise provide.
          Eleventh: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
          Twelfth: Except as may otherwise be specifically provided in this Amended and Restated Certificate of Incorporation, no provision of this Amended and Restated Certificate of Incorporation is intended by the Corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the Delaware

General Corporation Law upon the Corporation, upon its stockholders, bondholders and security holders, and upon its directors, officers and other corporate personnel, including, in particular, the power of the Corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the Delaware General Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred under the Delaware General Corporation Law. The Corporation shall, to the fullest extent permitted by the laws of the State of Delaware, including, but not limited to Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all directors and officers of the Corporation and may, in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify under said Section or otherwise under Delaware law from and against any and all of the expenses, liabilities or other matters referred to or covered by said Section. The indemnification provisions contained in the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, resolution of stockholders or disinterested directors, or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such person.
          Thirteenth: Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the number of directors constituting the Board of Directors shall be determined by the Board of Directors, subject to the by-laws of the Corporation. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, any vacancy in the Board of Directors, whether arising from death, resignation, removal, an increase in the number of directors or any other cause, may be filled by the vote of either a majority of the directors then in office, though less than a quorum, by the sole remaining director or by the stockholders at the next annual meeting thereof or at a special meeting called for such purpose. Stockholders may not apply to request that the Delaware Court of Chancery summarily order an election to be held to fill any vacancies in the Board of Directors whether or not, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board of Directors as constituted immediately prior to any such vacancy or increase. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, each director so elected shall hold office until the next meeting of the stockholders in which the election of directors is in the regular order of business and until his successor shall have been elected and qualified.
          Fourteenth: Compliance with Gaming Laws.
          Section 1. Definitions. For purposes of this Article Fourteenth, the following terms shall have the meaning specified below:
               (a) “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
               (b) “Affiliated Companies” shall mean those companies directly or indirectly affiliated or under common Ownership or Control with the Corporation, including, without limitation, subsidiaries, holding companies and intermediary companies (as those and similar terms are defined in the Gaming Laws of the applicable Gaming Jurisdictions) that are registered or licensed under applicable Gaming Laws, or which are seeking to be registered or licensed.
               (c) “Divestiture” shall mean the sale or other disposition of securities in a manner which would not (i) violate the federal securities laws or the securities laws of any state and (ii) result or be likely to result in any Person being required to be licensed, found suitable or otherwise approved by any Gaming Authority.
               (d) “Divestiture Date” shall mean, with respect to any Divestiture, the date on which such Divestiture must be completed, as determined by any Gaming Authority or the Board of Directors of the Corporation in its sole discretion, as applicable.
               (e) “Divestiture Notice” shall mean that notice requiring Divestiture served by the Corporation on an Unsuitable Person if a Gaming Authority requires the Corporation, or the Board of Directors of the Corporation deems it necessary or advisable, to require such Unsuitable Person to undertake a Divestiture of the Corporation’s securities. Each Divestiture Notice shall set forth (a) the Divestiture Date, (b) the kind and number of shares of securities required to be divested, and (c) any other requirements relating to such Divestiture.
               (f) “Effective Date” shall mean the date that this Amended and Restated Certificate of Incorporation of the Corporation becomes effective under the Delaware General Corporation Law.
               (g) “Gaming” or “Gaming Activities” shall mean the conduct of gaming and gambling activities, or the use of gaming devices, equipment and supplies in the operation of a casino or other gaming enterprise, including, without limitation, slot machines, gaming devices, games, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems and related and associated equipment and supplies.
               (h) “Gaming Authorities” shall mean all international, foreign, federal, state and local regulatory and licensing bodies and agencies with authority over Gaming within any Gaming Jurisdiction.
               (i) “Gaming Jurisdictions” shall mean all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are lawfully conducted.
               (j) “Gaming Laws” shall mean all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory and licensing authority over Gaming within any Gaming Jurisdiction, and all rules and regulations promulgated by such Gaming Authority thereunder.
               (k) “Gaming Licenses” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by a Gaming Authority necessary for or relating to the conduct of Gaming Activities.

               (l) “Ownership or Control” (and derivatives thereof) shall mean (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d-3 promulgated under the Exchange Act, and (iii) the power to direct and manage, by agreement, contract, agency or other manner, the voting or management rights or disposition of securities of the Corporation.
               (m) “Person” shall mean an individual, partnership, corporation, limited liability company, trust or any other entity.
               (n) “Redemption Date” shall mean the date by which the securities Owned or Controlled by an Unsuitable Person are to be redeemed by the Corporation.
               (o) “Redemption Notice” shall mean that notice of redemption served by the Corporation on an Unsuitable Person if a Gaming Authority requires the Corporation, or the Board of Directors of the Corporation deems it necessary or advisable, to redeem such Unsuitable Person’s securities. Each Redemption Notice shall set forth (a) the Redemption Date; (b) the kind and number of shares of securities to be redeemed; (c) the Redemption Price and the manner of payment therefor; (d) the place where certificated shares shall be surrendered for payment; (e) the manner in which uncertificated shares shall be surrendered for payment and (f) any other requirements for the surrender of certificated shares, including how they are to be endorsed, if at all, and the surrender of uncertificated shares.
               (p) “Redemption Price” shall mean the per share price for the redemption of any securities to be redeemed pursuant to this Article, which shall be that price (if any) required to be paid by the Corporation as determined by the Gaming Authority making the finding of unsuitability, or if such Gaming Authority does not require a certain price per share to be paid, that sum deemed reasonable by the Corporation, which shall in no event be in excess of the closing sales price of the securities on the national securities exchange on which such shares are then listed on the date the Redemption Notice is delivered to the Unsuitable Person by the Corporation; or, if such shares are not then listed for trading on any national securities exchange, then the closing sales price of such shares as quoted in the NASDAQ National Market System; or if the shares are not then so quoted, then the mean between the representative bid and the ask price as quoted by NASDAQ or another generally recognized reporting system. The Redemption Price may be paid in cash, by promissory note, or both, as required by the applicable Gaming Authority and, if not so required, as the Corporation elects.
               (q) “Unsuitable Person” shall mean a Person and/or any Affiliate of such Person who Owns or Controls any securities of the Corporation or any securities of or interest in any Affiliated Company (i) that is determined by a Gaming Authority to be unsuitable to Own or Control such securities or unsuitable to be connected or associated with a Person engaging in Gaming Activities in that Gaming Jurisdiction or (ii) that causes the Corporation or any Affiliated Company to lose or to be threatened with the loss of, or who, in the sole discretion of the Board of Directors of the Corporation, is deemed likely to jeopardize the Corporation’s or any Affiliated Company’s right to use of, entitlement to or application for, any Gaming License.

          Section 2. Compliance with Gaming Laws. The Corporation, all Persons Owning or Controlling securities of the Corporation and/or any Affiliated Companies, and each director and officer of the Corporation and/or any Affiliated Companies shall comply with all requirements of the Gaming Laws in each Gaming Jurisdiction in which the Corporation or any Affiliated Companies conducts or seeks to conduct Gaming Activities. All securities of the Corporation shall be held subject to the requirements of such Gaming Laws.
          Section 3. Finding of Unsuitability.
               (a) The securities Owned or Controlled by a Unsuitable Person shall be redeemable by the Corporation, out of funds legally available therefor, by appropriate action of the Board of Directors of the Corporation, to the extent required by the Gaming Authority making the determination of unsuitability or as required to comply with the Gaming Laws to obtain or maintain, Gaming Licenses in such jurisdictions, or renewals thereof, or to the extent deemed necessary or advisable by the Board of Directors of the Corporation in its good faith determination. If a Gaming Authority requires the Corporation, or the Board of Directors of the Corporation deems it necessary or advisable, to redeem such securities, the Corporation shall serve a Redemption Notice on the Unsuitable Person and shall purchase the securities on the Redemption Date and for the Redemption Price set forth in the Redemption Notice. From and after the Redemption Date, such securities shall no longer de deemed to be outstanding and all rights of the Unsuitable Person or any Affiliate of the Unsuitable Person therein, other than the right to receive the Redemption Price, shall cease. The Unsuitable Person shall surrender the certificates for any securities and surrender ownership of any uncertificated securities, as applicable, to be redeemed in accordance with the requirements of the Redemption Notice.
               (b) In the event the Board of Directors of the Corporation in its sole discretion determines that a redemption of the securities of an Unsuitable Person in the manner set forth in clause (a) of this Section 3 would adversely affect the Corporation, then in lieu of Redemption Notice, the Corporation shall serve the Unsuitable Person with a Divestiture Notice. The Unsuitable Person shall thereafter promptly undertake to complete such Divestiture by the Divestiture Date. The Corporation may elect to, but shall not be required to, file a registration statement under applicable securities laws to register such securities for Divestiture, in which case the Unsuitable Person will cooperate fully with the Corporation in the preparation and filing of such registration statement.
               (c) Commencing on the date that a Person is found to be an Unsuitable Person, and until the securities Owned or Controlled by the Unsuitable Person are redeemed or divested in accordance with this Section 3, or such Person is no longer an Unsuitable Person, the Unsuitable Person may not (a) receive any dividend or interest with regard to the securities, (b) exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such securities, and such securities shall not for any purposes be included in the securities of the Corporation entitled to vote or (c) receive any remuneration in any form from the Corporation or an Affiliate Company for services rendered or otherwise.

          Section 4. Issuance and Transfer of Securities. The Corporation shall not issue or transfer any securities or any interest, claim or charge thereon or thereto except in accordance with applicable Gaming Laws. The issuance or transfer of any securities in violation thereof shall be ineffective until (a) the Corporation shall cease to be subject to the jurisdiction of the applicable Gaming Authorities or (b) the applicable Gaming Authorities shall, by affirmative action or notice, validate said issuance or transfer or waive any defect in said issuance or transfer.
          Section 5. Indenture Restrictions. From and after the Effective Date, the Corporation shall cause to be placed in every indenture or other operative document relating to publicly traded securities (other than capital stock) of the Corporation or any of its subsidiaries entered into following such date a provision requiring that any Person or Affiliate of a Person who holds the indebtedness represented by that indenture and is found to be unsuitable to hold such interest shall have the interest redeemed or shall dispose of the interest in the Corporation in the manner set forth in the indenture or other document.
          Section 6. Notices. All notices given by the Corporation pursuant to this Article, including Redemption Notices, shall be in writing and shall be deemed given when delivered by personal service or telegram, facsimile, overnight courier or first class mail, postage prepaid, to the Person’s address as shown on the Corporation’s books and records.
          Section 7. Indemnification. Any Unsuitable Person shall indemnify the Corporation and its Affiliated Companies for any and all costs, including attorneys’ fees, incurred by the Corporation and its Affiliated Companies as a result of such Unsuitable Person’s continuing Ownership or Control or failure to promptly divest itself of any securities in the Corporation.
          Section 8. Injunctive Relief. The Corporation is entitled to injunctive relief in any court of competent jurisdiction to enforce the provisions of this Article and each holder of the securities of the Corporation shall be deemed to have acknowledged, by acquiring the securities of the Corporation, that the failure to comply with this Article will expose the Corporation to irreparable injury for which there is no adequate remedy at law and that the Corporation is entitled to injunctive relief to enforce the provisions of this Article.
          Section 9. Non-Exclusivity of Rights. The Corporation’s rights provided in this Article Fourteenth shall not be exclusive of any other rights the Corporation may have or hereafter acquire under any agreement, provision of the Corporation’s by-laws (as in effect from time to time) or otherwise.
          Section 10. Termination and Waiver. Except as may be required by any applicable Gaming Law or Gaming Authority, the Board of Directors of the Corporation may waive any of the rights of the Corporation or any restrictions contained in this Article Fourteenth in any instance in which the Board of Directors determines that a waiver would be in the best interests of the Corporation. The Board of Directors of the Corporation may terminate any rights of the Corporation or restrictions set forth in this Article Fourteenth to the extent that the Board of Directors determines that any such termination is in the best interests of the Corporation.
          Section 11. Severability. If any provision of this Article Fourteenth or the application of any such provision to any Person or under any circumstance shall be held invalid,

illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article Fourteenth.
          Section 12. Further Actions. Nothing contained in this Article Fourteenth shall limit the authority of the Board of Directors of the Corporation to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation or its Affiliated Companies from the denial or threatened denial or loss or threatened loss of any Gaming License of the Corporation or any of its Affiliated Companies. Without limiting the generality of the foregoing, the Board of Directors may conform any provisions of this Article Fourteenth to the extent necessary to make such provisions consistent with Gaming Laws. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations, and procedures of the Corporation not inconsistent with the express provisions of this Article Fourteenth for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Article Fourteenth. Such procedures and regulations shall be kept on file with the Secretary of the Corporation, the secretary of its Affiliated Companies and with the transfer agent, if any, of the Corporation and any Affiliated Companies, and shall be made available for inspection by the public and, upon request, mailed to any holder of securities of the Corporation. The Board of Directors of the Corporation shall have exclusive authority and power to administer this Article Fourteenth and to exercise all rights and powers specifically granted to the Board of Directors or the Corporation, or as may be necessary or advisable in the administration of this Article Fourteenth. All such actions which are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Corporation and all other Persons; provided, however, that the Board of Directors may delegate all or any portion of its duties and powers under this Article Fourteenth to a committee of the Board of Directors as it deems necessary or advisable.
          Section 13. Use of terms. All references to any term in the plural shall be deemed to include the singular of such term and visa versa. The term “and,” the term “or” and the term “and/or” shall be construed conjunctively or disjunctively as necessary to make this Article Fourteenth inclusive rather than exclusive.
     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and does further amend the provisions of the Corporation’s Certificate of Incorporation, as originally filed and heretofore amended, having been duly proposed by the Board of Directors of the Corporation and approved by the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been executed this 29th day of November, 2007 by Mitchell Nelson, its authorized officer.

/s/ Mitchell Nelson
Mitchell Nelson
Vice President and Secretary